UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2008

PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:
(440) 930-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 28, 2008, PolyOne Corporation (the “Company”) determined that it will close certain production facilities, including seven in North America, and one in the United Kingdom, resulting in a net reduction of approximately 150 positions. The following North American facilities will be closed: Commerce, California; Macedonia, Ohio; Plaquemine, Louisiana; St. Peters, Missouri; Sussex, Wisconsin; Valleyfield, Quebec, Canada. The facility in Bolton Lancashire, United Kingdom and Building 452 of the Avon Lake, Ohio production facility will also be closed. Production at the affected facilities, as well as certain manufacturing lines, will be moved to a limited number of the Company’s more than 30 remaining plants. While the final closing date for these facilities will depend on a number of factors, the Company anticipates these facilities will be closed by March 31, 2009.

The production facilities’ closings are part of the Company’s ongoing focus on both the operational excellence and specialization components of its transformation strategy. This realignment is designed to enable the Company to improve the competitiveness of its operations and supply chain across many platforms and businesses, consistent with current and anticipated customer requirements.

The Company anticipates that it will incur approximately $31 million of charges in connection with this initiative, which are comprised of the following:

•	approximately $13 million of cash charges, primarily for employee separation and severance;
•	approximately $18 million of non-cash charges, primarily to write down property, plant and equipment to net realizable value.

The Company also expects to invest approximately $12 million in additional capital expenditures at its remaining locations to support these changes.

This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. In particular, these forward-looking statements include statements regarding the anticipated future charges and cash expenditures relating to the planned closure of eight production facilities, as well as future performance and financial results. Specifically, all of the charges in this Current Report on Form 8-K are estimates and are therefore subject to change. Factors that could cause actual results to differ materially include, but are not limited to:

•	the timing of the plant closings;
•	separation and severance amounts that differ from original estimates because of the timing of employee terminations;
•	amounts for non-cash charges relating to property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such property, plant and equipment; and
•	amounts required for capital expenditures at remaining locations changing based on the level of expenditures required to shift production capacity.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2008

POLYONE CORPORATION

By:	/s/ Robert M. Patterson

Name: Robert M. Patterson Title: Senior Vice President and Chief Financial Officer